Exhibit 99.1

G-III APPAREL GROUP, LTD.

For: G-III Apparel Group, Ltd.

Contact: Investor Relations

James Palczynski

(203) 682-8229

Wayne S. Miller, Chief Operating Officer

G-III Apparel Group, Ltd.

(212) 403-0500

G-III APPAREL GROUP, LTD. ANNOUNCES THIRD QUARTER

FISCAL 2012 RESULTS

New York, New York – December 7, 2011 – G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the third quarter of fiscal 2012 that ended October 31, 2011.

The Company reported that, for the three months ended October 31, 2011, net sales increased to $510.0 million from $450.0 million in the third quarter last year.

Net income for the third quarter of fiscal 2012 grew to $43.6 million from $42.7 million in the prior year’s quarter. Net income per diluted share of $2.16 for the third quarter of fiscal 2012 was the same as in the year-ago quarter.

Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “We achieved our sales objectives for the quarter, but found it necessary to utilize promotional strategies given the continued challenging market and weather conditions. In addition, we experienced higher product costs than last year. Our lower gross margin percentage in the third quarter reflected our higher costs and the promotional environment. We expect these trends to continue to impact us in the fourth quarter.”

Mr. Goldfarb concluded, “We continue to be excited about a variety of growth initiatives that are expected to positively impact us next year, including: the expansion of our Calvin Klein business, the further development of our handbag and luggage platform, the addition of Kensie sportswear, the ongoing development of our Andrew Marc brand, the increase in the product categories we will be manufacturing for the Jessica Simpson and Vince Camuto brands, and the expanded license with the NFL that takes effect in April 2012.”

Outlook

The Company today revised its prior guidance for the full fiscal year ending January 31, 2012. The Company continues to forecast net sales of approximately $1.25 billion and is now forecasting net income of between $50.8 million and $52 .8 million, or between $2.50 and $2.60 per diluted share, compared to its previous guidance of net income of between $62.5 million and $64.5 million, or between $3.05 and $3.15 per diluted share. The Company is now projecting EBITDA for fiscal 2012 of approximately $96.0 million to $99.0 million compared to its previous guidance of EBITDA of approximately $117 million to $121 million. EBITDA should be evaluated in light of the Company’s financial results prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to net income in accordance with U.S. GAAP is included in a table accompanying the condensed financial statements in this release.

About G-III Apparel Group, Ltd.

G-III is a leading manufacturer and distributor of outerwear, dresses, sportswear and women’s suits, as well as handbags and luggage, under licensed brands, our own brands and private label brands. G-III sells outerwear and dresses under our own Andrew Marc, Marc New York and Marc Moto brands and has licensed these brands to select third parties in certain product categories. G-III has fashion licenses under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Jessica Simpson, Vince Camuto, Nine West, Ellen Tracy, Tommy Hilfiger, Kensie, Levi’s and Dockers brands and sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. Our other owned brands include Jessica Howard, Eliza J, Black Rivet, G-III, G-III Sports by Carl Banks and Winlit. G-III also operates outlet stores under our Wilsons Leather and Andrew Marc names and is a party to a joint venture that operates outlet stores under the Vince Camuto name.

Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(NASDAQGS:GIII)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	10/31/11	10/31/10	10/31/11	10/31/10
Net sales	$510,009	$450,002	$936,855	$793,239

Cost of sales	347,734	296,055	649,554	529,502

Gross profit	162,275	153,947	287,301	263,737

Selling general and administrative expenses	86,958	80,140	204,708	183,665
Depreciation and amortization	1,875	1,508	5,251	4,065

Operating profit	73,442	72,299	77,342	76,007

Equity in loss of joint venture	337	—	812	—

Interest and financing charges, net	2,297	1,706	4,009	2,702

Income before income taxes	70,808	70,593	72,521	73,305

Income tax expense	27,253	27,871	27,921	28,955

Net income	$43,555	$42,722	$44,600	$44,350

Basic net income per common share	$2.19	$2.22	$2.25	$2.32

Diluted net income per common share	$2.16	$2.16	$2.21	$2.26

Weighted average shares outstanding:
Basic	19,845	19,227	19,804	19,087
Diluted	20,172	19,764	20,209	19,606

Selected Balance Sheet Data (in thousands):

	At October 31, 2011	At October 31, 2010
Cash	$16,083	$16,586
Working Capital	280,373	221,400
Inventory	273,161	208,507
Total Assets	769,461	620,909
Short-term Revolving Debt	245,058	166,739
Total Stockholders’ Equity	351,922	285,660

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF EBITDA TO ACTUAL AND FORECASTED NET INCOME

(In thousands)

(Unaudited)

	Forecasted Twelve Months Ending January 31, 2012	Actual Twelve Months Ended January 31, 2011
EBITDA, as defined	$ 96,000 - $99,000	$102,665

Depreciation and amortization	7,600	5,733

Interest and financing charges, net	5,800	4,027

Income tax expense	31,800 - 32,800	36,223

Net income	$ 50,800 - $52,800	$56,682

EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense. EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.

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